EXHIBIT 99.1 -  Report of Independent Registered Public Accounting
		Firm

	KPMG LLP
	Suite 2300
	Three Wachovia Center
	401 South Tryon Street
	Charlotte, NC 28202-1911




	Report of Independent Registered Public Accounting Firm

The Board of Directors
Wachovia Bank, National Association:

We have examined management's assertion, included in the accompanying Management Assertion, that Wachovia Bank, National Association (the Bank) complied in all material respects with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for asset-backed securitized transactions backed by auto receivables and serviced by the Bank, except for servicing criteria (d)(1).ii.,
(d)(1).iii., (d)(2).iii., (d)(2).vi., (d)(4).iii., (d)(4).x., (d)(4).xi.,
(d)(4).xii. and (d)(4).xiii., which the Bank has determined as being inapplicable to the activities it performs with respect to the asset-backed securitized transactions described above, as of and for the year ended December 31, 2005. The asset-backed securitized transactions backed by auto receivables and serviced by the Bank at December 31, 2005 were Wachovia Auto Owner Trust 2004-A, Wachovia Auto Owner Trust 2004-B, Wachovia Auto Owner Trust 2005-A, and Wachovia Auto Owner Trust 2005-B. Management is responsible for the Bank's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the servicing criteria.

In our opinion, management's assertion that the Bank complied with the aforementioned servicing criteria as of and for the year ended December 31, 2005 is fairly stated, in all material respects.

Our examination was made for the purpose of forming an opinion on management's assertion in the accompanying Management Assertion and, accordingly, did not include examining evidence of compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for each individual asset pool. Accordingly, our examination may not identify instances of non-compliance with the servicing criteria that may exist, and that may be material, with respect to individual asset pools underlying asset-backed securitized transactions backed by auto receivables and serviced by the Bank.


/s/  KPMG LLP

Charlotte, North Carolina
March 13, 2006